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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clean Energy Fuels Corp.:

        We consent to the use of our report dated February 26, 2015, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. as of December 31, 2014 and 2013, and the related consolidated statements of earnings, stockholders' equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Irvine, California
August 5, 2015

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm